Media Contacts:	Elizabeth Ventura	Russell Sherman
212-272-9251	212-272-5219
Eventura@Bear.com	RussellSherman@Bear.com

For Immediate Release

Bear Stearns Acquires Outstanding Minority Interest In Bear Wagner Specialists

And Announces A Write Down Of $225 Million Of Intangible Assets

Associated With The Original 2001 Acquisition

NEW YORK, New York - May 14, 2007 – The Bear Stearns Companies Inc. announced today it has acquired the outstanding minority interest in Bear Wagner Specialists from its partner, Hunter Partners LLC. In addition, the company will be writing down existing intangible assets, representing goodwill and specialist rights, relating to its original purchase of Wagner Stott Mercator, LLC in April, 2001. Approximately $225 million of impairment of goodwill and specialist rights will be reported as a non-cash charge in Bear Stearns’ earnings for the second quarter ending May 31, 2007.

“Obviously these are changing and challenging times for the specialist business,” commented James E. Cayne, chairman and chief executive officer of The Bear Stearns Companies Inc. “We have acquired the outstanding minority interest in Bear Wagner to give us more flexibility in managing the business in this changing environment. The implementation of the NYSE hybrid system has dramatically reduced the opportunity of specialists to earn an appropriate return and has necessitated the write down of the intangible assets to accurately reflect the current value of the business.”

Bear Wagner’s specialist operations represent more than 350 publicly traded equities with an aggregate market cap greater than $2.8 trillion. Bear Wagner will be integrated into the Global Equities Division of Bear, Stearns & Co. Inc.

Peter Murphy, chief executive officer of Bear Wagner added, “Bear Wagner has been supportive of the Exchange’s implementation of its hybrid system but it is becoming painfully clear that the specialist system, and the value that it brings to the investing public with regard to trading transparency, committing capital and providing liquidity, is rapidly approaching the point where it is no longer a viable business model.”

In 2001, Bear Stearns and Hunter Partners, through their joint venture Bear Hunter Specialists, acquired specialist firm Wagner Scott Mercator. It was later renamed Bear Wagner.

About Bear Stearns:

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company’s core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the company has approximately 14,500 employees worldwide. For additional information about Bear Stearns, please visit the firm’s web site at www.bearstearns.com